Exhibit 12.1


                      FREEPORT-McMoRan COPPER & GOLD INC.
               Computation of Ratio of Earnings to Fixed Charges

                                           Years Ended December 31,
                                ----------------------------------------------
                                  1994     1993      1992      1991     1990
                                -------- --------  --------  -------- --------
                                              (In Thousands)

Income from continuing
  operations                    $130,241 $ 60,670  $129,893  $101,962 $ 90,179
Add:
  Provision for income taxes     123,412   67,589   103,726    45,585   88,330
  Minority interests' share of
    net income                    25,439    9,134    31,075    12,199   13,726
  Interest expense                  -      15,327    18,897    21,451   13,517
  Rental expense factor(a)         2,333    3,190       876       841      693
                                -------- --------  --------  -------- --------
Earnings available for fixed
  charges                       $281,425 $155,910  $284,467  $182,038 $206,445
                                ======== ========  ========  ======== ========

Interest expense                $   -    $ 15,327  $ 18,897  $ 21,451 $ 13,517
Capitalized interest              35,110   24,519    23,974    18,276    8,244
Rental expense factor(a)           2,333    3,190       876       841      693
                                -------- --------  --------  -------- --------
Fixed charges                   $ 37,443 $ 43,036  $ 43,747  $ 40,568 $ 22,454
                                ======== ========  ========  ======== ========

Ratio of earnings to fixed
  charges(b)                        7.5x     3.6x      6.5x      4.5x     9.2x
                                    ====     ====      ====      ====     ====


a.   Portion of rent which is deemed representative of interest.
b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interest and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.